Exhibit 99.1

                    NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Investor Relations
https://ir.cedarfair.com	Michael Russell, 419.627.2233

CEDAR FAIR UPDATES ITS CALENDAR FOR 2020 PARK OPERATIONS
SANDUSKY, Ohio (Aug. 4, 2020) -- Cedar Fair Entertainment Company (NYSE: FUN), a leader in regional amusement parks, water parks and immersive entertainment, today announced updates to its calendar of operations for the remainder of the 2020 season through December 31.
Shortly after the mid-March 2020 park closures, which occurred in response to growing national concerns about the coronavirus (COVID-19) pandemic, the Company began working closely with government and health authorities at both the state and local levels to establish and implement CDC-recommended safety protocols and sanitization procedures necessary to reopen its parks. Since that time, Cedar Fair has opened or reopened a total of seven parks, including Cedar Point and Kings Island in Ohio, as well as five other parks located in Michigan, Missouri, Pennsylvania and Texas (2).
“We are pleased to have an opportunity to safely welcome guests back to our parks in more than half of our markets,” said Cedar Fair President and CEO Richard Zimmerman. “Our ability to successfully reopen parks this season is the direct result of the hard work, resiliency and ongoing commitment of our associates, and I could not be prouder of their efforts. It is extremely rewarding to see guests enjoying themselves once again in our midways, hotels, restaurants and marinas, bringing some sense of normalcy back to our everyday lives.”
Operating Calendar Changes for 2020
The Company is adjusting the operating calendars for its open parks to be more consistent with visitation trends since their reopening. Updated schedules are now available on the websites of each local park. All but two parks currently open will be closing for the season after Labor Day on Monday, September 7th.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

Cedar Fair Updates Calendar for 2020 Park Operations
Aug. 4, 2020

Additionally, to alleviate social distancing concerns, Cedar Point and Kings Island announced programming changes to their traditional HalloWeekends and Haunt events, opting instead to host a fall festival where social distancing and limited park capacity requirements can be better managed and maintained. Both parks will be open through Sunday, November 1st.
The Company also noted that, due to the diminishing number of calendar days left in the 2020 operating season, as well as limited visibility from state and local officials as to when park openings will be possible, four parks – California’s Great America, Carowinds, Kings Dominion and Valleyfair – will remain closed for the rest of 2020. Located in Gilroy, California, Gilroy Gardens, a park Cedar Fair operates but does not own, will remain closed for the remainder of this year as well.
Finally, Canada’s Wonderland near Toronto and Knott’s Berry Farm in Buena Park, California, the Company’s only year-round park, will remain in a state of readiness as park teams continue their dialogue with authorities about the possibility of opening. Knott’s has successfully opened subsections of its property to host new food and merchandise offerings, as well as its California Marketplace, including the famous Mrs. Knott’s Chicken Dinner Restaurant.
The Company previously announced it has extended the term of all 2020 Season Passes and add-on products through the end of the 2021 season. At parks not opening in 2020, Season Passholders will also receive a Pass PerksTM Loyalty Reward valid for purchases within the parks next season.
About Cedar Fair
Cedar Fair Entertainment Company (NYSE: FUN), one of the largest regional amusement-resort operators in the world, is a publicly traded partnership headquartered in Sandusky, Ohio. Focused on its mission to make people happy by providing fun, immersive and memorable experiences, the Company owns and operates 13 properties, consisting of 11 amusement parks, four separately gated outdoor water parks, and resort accommodations totaling more than 2,300 rooms and more than 600 luxury RV sites. Cedar Fair’s parks are located in Ohio, California, North Carolina, South Carolina, Virginia, Pennsylvania, Minnesota, Missouri, Michigan, Texas and Toronto, Ontario. It also operates an additional theme park in California under a management contract.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

Cedar Fair Updates Calendar for 2020 Park Operations
Aug. 4, 2020

Forward-Looking Statements
Some of the statements contained in this news release that are not historical in nature constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements as to the Company's expectations, beliefs and strategies regarding the future. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond our control and could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Important factors, including the impacts of the COVID-19 pandemic, general economic conditions, adverse weather conditions, competition for consumer leisure time and spending, unanticipated construction delays, changes in the Company’s capital investment plans and projects and other factors discussed from time to time by the Company in its reports filed with the Securities and Exchange Commission (the “SEC”) could affect attendance at the Company’s parks and cause actual results to differ materially from the Company's expectations or otherwise to fluctuate or decrease. Additional information on risk factors that may affect the business and financial results of the Company can be found in the Company's Annual Report on Form 10-K and in the filings of the Company made from time to time with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, information, circumstances or otherwise that arise after the publication of this document.

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Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233